UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

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CME GROUP INC.

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The following information was distributed or made available on after April 23, 2013 by the Class B-1 nominee, Paul J. Heffernan:

Paul J. Heffernan

141 West Jackson Street Suite 3200

Chicago, IL. 60604

Dear Class B-1 Members,

My name is Paul J. Heffernan and I am seeking your support for CME Group Class B-1 Director. I have been a trader, order-filler, and market maker for over thirty years on the CME floor. I believe this experience has helped me gain a keen understanding of what a fair and equitable market looks like.

The exchange was founded with the intent to provide transparent and efficient markets along with the principal of “my word is my bond.” Honesty, integrity, and information were the staples that built liquidity and open interest. I believe these are the true measures of a healthy market. The exchange was a service-based business. The service was and still should be to provide liquidity, risk management tools and information for commercial activity.

While the duty of a Board member is to support and enhance shareholder value, this must not be done at the expense of the integrity and the longevity of the organization. Every trader knows that being wrong is not the problem, staying wrong is.

Technology has had a tremendous impact on our markets. This very same technology can enable the exchange to ensure a level playing field for all participants. As you know, there continues to be significant focus among the regulators relating to perceived risks, level playing field considerations and potential market abuses associated with predatory algorithmic trading and high frequency trading. My focus as a Board member of CME Group will include making efforts to ensure equitable and fair markets for all participants and educating the trading community regarding the available protections and risk controls designed to detect and prevent erroneous or potentially wrongful activity.

It may appear to some that volume is the key to a healthy market. I contend that liquidity and open interest are the paramount components to a healthy market. Therefore, I believe incentive programs should be designed to ensure the viability of our products and the marketplace. As a Board member, I would like to work with the Product & Services Team to review CME Group’s market making programs and philosophy to ensure that they are designed to meet these goals.

As volume and open interest continue to erode, we need more than a flashlight to shed light on the root cause of this disturbing trend. Now is not the time for status quo. We used to be the exchange of ideas. I am here to be a voice of real dialogue on all fronts. The CME Group Board needs a new voice. I am that voice.

Yours In Trading,

Paul J. Heffernan

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CME Group Inc. has filed a definitive proxy statement with the Securities and Exchange Commission (“SEC”) regarding the Annual Meeting of Shareholders to be held on May 22, 2013. Shareholders of CME Group Inc. are urged to read the definitive proxy statement and any other relevant materials filed by CME Group Inc. with the SEC because they contain, or will contain, important information about CME Group Inc. and the Annual Meeting. The definitive proxy statement and other relevant materials (when they become available), and any other documents filed by CME Group Inc. with the SEC, may be obtained free of charge at the SEC’s web site at www.sec.gov. In addition, shareholders may obtain free copies of these documents by contacting CME Group Inc., Shareholder Relations and Membership Services, 20 South Wacker Drive, Chicago, Illinois 60606. Shareholders are urged to read the definitive proxy statement and the other relevant materials (when they become available) before making any voting decision with respect to matters to be acted on at the Annual Meeting.

The preceding material was prepared and distributed solely by the candidate. The views and opinions expressed therein are solely those of the candidate and do not necessarily reflect the views or opinions of CME Group Inc. or its directors, officers or employees, nor have these views or opinions been approved or sanctioned by any of them.